EXHIBIT 7

Consolidated Report of Condition of

THE BANK OF NEW YORK

of One Wall Street, New York, N.Y. 10286

And Foreign and Domestic Subsidiaries,

a member of the Federal Reserve System, at the close of business December 31, 2007, published in accordance with a call made by the Federal Reserve Bank of this District pursuant to the provisions of the Federal Reserve Act.

Dollar Amounts In Thousands
ASSETS
Cash and balances due from depository institutions:
Noninterest-bearing balances and currency and coin	3,211,000
Interest-bearing balances	24,114,000
Securities:
Held-to-maturity securities	1,776,000
Available-for-sale securities	25,801,000
Federal funds sold and securities purchased under agreements to resell:
Federal funds sold in domestic offices	7,888,000
Securities purchased under agreements to resell	168,000
Loans and lease financing receivables:
Loans and leases held for sale	0
Loans and leases, net of unearned income	34,419,000
LESS: Allowance for loan and lease losses	262,000
Loans and leases, net of unearned income and allowance	34,157,000
Trading assets	4,576,000
Premises and fixed assets (including capitalized leases)	946,000
Other real estate owned	3,000
Investments in unconsolidated subsidiaries and associated companies	719,000
Not applicable
Intangible assets:
Goodwill	2,492,000
Other intangible assets	1,002,000
Other assets	8,819,000

Total assets	115,672,000

LIABILITIES
Deposits:
In domestic offices	31,109,000
Noninterest-bearing	18,814,000
Interest-bearing	12,295,000
In foreign offices, Edge and Agreement subsidiaries, and IBFs	54,411,000
Noninterest-bearing	3,890,000
Interest-bearing	50,521,000
Federal funds purchased and securities sold under agreements to repurchase:
Federal funds purchased in domestic offices	893,000
Securities sold under agreements to repurchase	110,000
Trading liabilities	3,743,000
Other borrowed money: (includes mortgage indebtedness and obligations under capitalized leases)	3,571,000
Not applicable
Not applicable
Subordinated notes and debentures	2,955,000
Other liabilities	9,751,000

Total liabilities	106,543,000

Minority interest in consolidated subsidiaries	157,000

EQUITY CAPITAL
Perpetual preferred stock and related surplus	0
Common stock	1,135,000
Surplus (exclude all surplus related to preferred stock)	2,368,000
Retained earnings	5,918,000
Accumulated other comprehensive income	-449,000
Other equity capital components	0
Total equity capital	8,972,000

Total liabilities, minority interest, and equity capital	115,672,000

I, Bruce W. Van Saun, Chief Financial Officer of the above-named bank do hereby declare that this Report of Condition is true and correct to the best of my knowledge and belief.

Bruce W. Van Saun,

Chief Financial Officer

We, the undersigned directors, attest to the correctness of this statement of resources and liabilities. We declare that it has been examined by us, and to the best of our knowledge and belief has been prepared in conformance with the instructions and is true and correct.

Gerald L. Hassell
Steven G. Elliott	Directors
Robert P. Kelly